Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-275118, 333-289503, and 333-292636), Form S-3 (No. 333-283423) and Form S-1 (No.’s 333-295510, 333-289503, and 333-264372) of our report dated April 15, 2025, except for Note 2 and Note 3, as to which date is June 4, 2026, with respect to the consolidated financial statements of La Rosa Holdings Corp. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

New York, NY

June 4, 2026